Coopers
&Lybrand                               Coopers & Lybrand L.L.P.
                                       a professional services firm










CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Excel Industries, Inc. on Form S-8 (File No. 2-91986) effective July 19, 1984, Form S-8 (File No. 33-14508) effective
June 11,
1987 and Form S-8 (File No. 33-53543) effective May 9, 1994 of our report dated March 18, 1996 (except for Notes D and K, for which the date is April 3, 1996), on our audits of the consolidated financial statements of Atwood Industries, Inc. as of December 30, 1995 and December 31, 1994, and for the three years ended December 30, 1995, December 31, 1994 and January 1, 1994, which report is included in this Form 8-K/A.



Coopers & Lybrand L.L.P.







Rockford, Illinois
May 13, 1996